Tonix Pharmaceuticals Holding Corp. 10-Q

EXHIBIT 10.01

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of this 26th day of July, 2021 (the “Effective Date”) by and between SOUTHERN RESEARCH INSTITUTE, an Alabama non-profit organization, having an address at 2000 Ninth Avenue South, Birmingham, Alabama 35205 (“Seller”) and TONIX PHARMACEUTICALS HOLDING CORP., a Nevada corporation, having an address at 26 Main Street, Chatham NJ 07928 (collectively with its permitted successors and assigns hereunder, “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of that certain real property comprising approximately 4.99 acres of land located at 431 Aviation Way, in the City of Frederick, County of Frederick, State of Maryland and more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”, and together with the Improvements (as defined below), the “Real Property”);

WHEREAS, Purchaser is willing to purchase and acquire all of Seller’s right, title and interest in and to the Land, together with all right, title and interest of Seller, if any, in and to the following: (a) all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights of way in, on, across, in front of, contiguous to, abutting or adjoining the Land; (b) any and all buildings, structures, fixtures and other improvements now or hereafter erected on the Land (“Improvements”); (c) such furniture, equipment and other assets and inventory used in the operation, maintenance or ownership of the Real Property and such other equipment and assets (the “Equipment”) more particularly described on Exhibit B attached hereto; (d) all water (including riparian, drilling and pumping), sewer, development, and other rights or any nature appurtenant to the Land or the Improvements; (e) all permits, licenses, approvals, authorizations issued by any governmental authority in connection with the Land or the Improvements (as opposed to the Equipment); (f) all assignable Permits (defined below) as contemplated by Section 5.1(i)(v) below; and (g) any and all operating manuals, plans and specifications and other intangible property associated with the Land or the Improvements (collectively, the “Other Property”), and Seller is willing to sell, assign and convey to Purchaser its right, title and interest in and to the Real Property and the Other Property, each upon and subject to the terms and conditions specified herein.

NOW THEREFORE, in consideration of the foregoing premises, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I

PURCHASE AND SALE

Section 1.1           Property. Seller agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase, assume and acquire from Seller, all of Seller’s right, title and interest in and to the Real Property and the Other Property (collectively, the “Property”), upon and subject to the terms and conditions of this Agreement. All references herein to the Property shall mean both the Property as a whole and any portion thereof.

Section 1.2           Purchase Price. In consideration of the sale, assignment and conveyance by Seller to Purchaser of the Property pursuant to the terms of this Agreement, Purchaser agrees to pay Seller an amount equal to Seventeen Million Five Hundred Thousand and 00/100 Dollars ($17,500,000.00) (the “Purchase Price”), payable in cash at the Closing (as defined in Section 3.1) delivered to Seller by Purchaser, as increased or decreased by prorations, credits, and adjustments as herein provided.

Section 1.3           Payment of Purchase Price. Subject to Section 3.4 below, the balance of the Purchase Price shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available federal funds to a bank account designated by Seller in writing.

Section 1.4           Escrow Agent; Deposits.

(a)               Within two (2) Business Days of the Effective Date, Purchaser shall deposit with First American Title Insurance Company (“Escrow Agent”), the sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (together with all interest earned thereon, the “Deposit”) by wire transfer of immediately available federal funds.

(b)               Escrow Agent shall hold the Deposit in an interest bearing, federally insured escrow account in accordance with the terms and conditions of this Agreement to be disbursed as provided in this Agreement.

(c)               Notwithstanding anything to the contrary provided in this Agreement, in each instance where this Agreement provides that the Deposit shall be provided or returned to Purchaser, subject to Section 1.5 below, Escrow Agent shall disburse the Deposit to Purchaser save and except for the amount of $10 thereof which shall be disbursed by Escrow Agent to Seller and retained by Seller as independent consideration to Seller for Seller’s execution of this Agreement.

Section 1.5           Escrow Agent.

(a)               If Seller or Purchaser claims that it is entitled to receive all or any portion of the Deposit pursuant to the terms of this Agreement, that party shall notify Escrow Agent in writing and shall simultaneously deliver written notice of its claim to the other party. Except as set forth below, if Escrow Agent does not receive a written objection from or on behalf of the other party within ten (10) days after receipt of the claiming party’s notice, Escrow Agent shall deliver to the claiming party all or that portion of the Deposit claimed by the claiming party. If Escrow Agent receives conflicting instructions or claims from Seller and Purchaser, Escrow Agent shall continue to hold the Deposit until jointly directed by Seller and Purchaser or until otherwise directed by a court of competent jurisdiction. Notwithstanding the foregoing, Escrow Agent shall rely upon and follow the sole instruction of Purchaser in the event Purchaser requests the Deposit upon a termination pursuant to Sections 2.1, 2.2 or 7.2 of this Agreement. Escrow Agent may at any time discharge its duties hereunder by depositing the Deposit with a court of competent jurisdiction and notifying Seller and Purchaser.

(b)               The parties acknowledge that Escrow Agent is holding the Deposit solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either party in carrying out its role as escrow agent hereunder, and that Escrow Agent shall not be liable to either party for any act or omission on its part unless taken in willful disregard of this Agreement or involving its gross negligence or willful misconduct. Seller and Purchaser jointly and severally indemnify and hold Escrow Agent harmless from and against any and all claims, liabilities and out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees and disbursements and court costs) which Escrow Agent may incur in connection with the performance of its duties hereunder, except with respect to actions or omissions taken by Escrow Agent in willful disregard of this Agreement or involving Escrow Agent’s gross negligence or willful misconduct.

(c)               Escrow Agent has acknowledged its agreement to act as escrow agent in accordance with this Agreement by signing in the place indicated on the signature page of this Agreement.

(d)               Since the Deposit will be held in an interest bearing escrow account, Seller and Purchaser each agree to deliver to Escrow Agent a IRS Form W-9 upon the execution and delivery of this Agreement. All interest earned on the Deposit shall be deemed to have been earned by the party to whom such interest is received pursuant to this Agreement.

Article II

TITLE, SURVEY, DUE DILIGENCE and APPROVALS

Section 2.1           Condition of Title.

(a)               Purchaser may elect to order, at its sole cost and expense (i) a survey of the Real Property by a licensed surveyor or registered professional engineer selected by Purchaser (“Survey”); and (ii) a commitment for a policy of title insurance (“Title Commitment”) issued by Escrow Agent or another nationally recognized title insurance company (“Title Company”) which shall include a schedule of all title exceptions (and include copies of all recorded title exceptions as shown in the Title Commitment) (the “Title Exceptions”). Purchaser shall promptly forward copies of the Survey and Title Commitment to Seller and its counsel upon receipt. As used herein, the term “Title and Survey Objection” shall mean any lien or title defect, exception or matter regarding the Real Property which is unacceptable to Purchaser as indicated by Purchaser in a written notice provided to Seller in accordance with this Section 2.1.

(b)               Prior to the end of the Inspection Period (as defined in Section 2.2), Purchaser shall deliver to Seller and Escrow Agent written notice of any and all Title and Survey Objections that it may have. Subject to the provisions of Section 2.1(c), if Purchaser does not deliver a written notice to Seller and Escrow Agent of its Title and Survey Objection to any particular lien, title defect, exception or matter regarding the Real Property that is revealed or disclosed to Purchaser via the Title Commitment or the Survey by such date and time, then Purchaser shall be deemed to have waived its right to object to such lien, title defect, exception or other matters regarding the Real Property, and all such matters shall be deemed accepted by Purchaser in their “AS IS” condition.

(c)               Prior to the Closing Date (as defined in Section 3.1), Purchaser shall have the right to order an update or a date-down of the Title Commitment and/or the Survey, and shall have the right, by sending a written notice to Seller and Escrow Agent not later than ten (10) days after Purchaser receives such update or date-down, but in all events prior to the Closing Date, to make any objections to any lien, title defect, exception or other title or survey matter regarding the Real Property (a “New Matter Objection”) which is (i) first revealed or disclosed to Purchaser on such update or date-down (i.e., it was not revealed or disclosed in the Title Commitment or the Survey); provided, however, that Purchaser shall not have the right to make a New Matter Objection on the basis of any of the following: (1) any lien, defect, exception or other matter revealed or disclosed to Purchaser via the Title Commitment or the Survey prior to the end of the Inspection Period); (2) any lien or other matter created or caused by Purchaser or its agents, employees, contractors, subcontractors, consultants or other representatives (“Purchaser’s Representatives”); and (3) the lien of real property taxes and assessments not yet due and payable. If Purchaser does not deliver a written notice to Seller and Escrow Agent of its New Matter Objection to any particular lien, title defect, exception or matter regarding the Real Property by not later than ten (10) days after Purchaser receives an applicable update or date-down of the Title Commitment and/or the Survey, but in all events prior to the Closing Date, then Purchaser shall be deemed to have waived its right to object to such matter.

After its timely receipt of a notice specifying Title and Survey Objections or New Matter Objections, as the case may be (each, an “Objection” and collectively, the “Objections”), Seller shall have the option, in its sole and absolute discretion, and at its sole cost and expense, to remedy and remove any Objections and render the title marketable and insurable at regular rates at or prior to the Closing. Notwithstanding the foregoing, Seller shall be required to satisfy or remove and cause to be released or discharged of record at the Closing the following liens against the Property: (i) the lien of any mortgage, security agreement, financing statement or other instrument which evidences or secures indebtedness, that was voluntarily recorded against the Real Property by, at the direction of, or with the consent of Seller; (ii) mechanic’s liens (excluding liens relating to work or materials commissioned by Purchaser or any of Purchaser’s Representatives), judgment liens against Seller and real estate tax and assessment liens; (iii) liens which were created, consented to or permitted by Seller following the Effective Date without the approval of Purchaser as provided in Section 8.22(a); and (iv) any other liens which have been filed against the Property and reduced to a liquidated sum (excluding any such liens filed by or against Purchaser or any of Purchaser’s Representatives) (“Required Removal Exceptions”). Within ten (10) Business Days after Seller’s timely receipt of Purchaser’s notice describing any Objections, Seller shall notify Purchaser in writing as to whether or not Seller elects to remedy and remove any of such Objections (other than the Required Removal Exceptions, which Seller shall be required to remedy and remove). However, if Seller fails to so notify Purchaser in writing within the aforementioned allotted time, Seller shall be deemed to have elected to not remedy and remove such Objections. If Seller agrees in writing to remedy and remove any Objections, then Seller shall remedy and remove such Objections prior to the Closing, subject to applicable adjournment rights provided herein. If Seller elects, or is deemed to have elected, to not remedy and remove any Objections, Purchaser shall notify Seller and Escrow Agent in writing within ten (10) days after Purchaser’s receipt of Seller’s notice electing to not remedy such Objections (or, if applicable, within ten (10) days after the date that Seller has been deemed to have elected to not remedy and remove such Objections), whether Purchaser elects to waive such Objections and to proceed to consummate the Closing (without any abatement or reduction in the Purchase Price) or to terminate this Agreement. If Purchaser fails to so notify Seller in writing within the aforementioned allotted time, Purchaser shall be deemed to have elected to waive such Objections and to proceed to consummate the Closing without any abatement or reduction in the Purchase Price. As used herein, the term “Permitted Exceptions” means all Title Exceptions other than the Objections, unless any such Objections are waived by Buyer, in which case such items shall be included in the Permitted Exceptions.

(d)               If Purchaser elects to terminate this Agreement within the aforementioned allotted time, the Deposit shall be returned to Purchaser, and, upon the return of said sum, this Agreement shall terminate and be of no further force and effect and Seller and Purchaser shall be discharged of all liability, each to the other hereunder, except those liabilities which explicitly survive a termination of this Agreement.

(e)               Seller and Purchaser shall each be entitled to adjourn the Closing Date upon written notice to the other and Escrow Agent in order to allow for the time periods set forth in this Section 2.1 to run their full course, it being agreed that the Closing Date shall be permitted to be extended to allow the parties the full time periods to respond to the other’s notice or action under this Section 2.1, but in no event shall the adjournment exceed thirty (30) days after the scheduled date for Closing unless otherwise agreed to in writing by both parties.

(f)                As used in this Agreement, the term “Business Day” shall mean any day other than (i) a Saturday or a Sunday, or (ii) a day observed as a holiday by the State of Maryland or the federal government.

Section 2.2           Inspection Period. As used herein, the term “Inspection Period” shall mean the period commencing on the Effective Date and expiring at 5:00 pm, Eastern Time on the date which is forty five (45) days thereafter.

(a)               By no later than five (5) business days after the Effective Date, to the extent such documents are in Seller’s possession, custody or control, Seller shall provide to Purchaser true, correct and complete copies of all of the books, records, files, documents, agreements, instruments and other materials relevant to the Property as set forth on Exhibit C (collectively, the “Inspection Documents”) which Seller has in its possession, custody or control and which Seller has not previously provided to Buyer. Purchaser and Purchaser’s Representatives may review the Inspection Documents and perform such studies, tests or inspections of the Property as Purchaser deems appropriate in its sole and absolute discretion, and at its sole cost, including, without limitation, zoning and land use investigations, environmental, soil, groundwater and vapor inspections and engineering and geotechnical inspections of the Real Property (collectively, the “Studies”). If Purchaser shall intend to carry out any inspections which will involve the physical disturbance of any portion of the Real Property, Purchaser shall give Seller at least five (5) days’ prior written notice of such intention along with a summary of the intended actions. In the event this Agreement is terminated prior to Closing, upon Seller’s written request and provided Seller reimburses Purchaser for Purchaser’s out-of-pocket costs in connection therewith, Purchaser shall provide Seller with a copy of any third-party-prepared report with respect to any Purchaser-performed studies, tests or inspections of the Property.

(b)               Seller agrees to provide Purchaser’s Representatives with reasonable access to the Real Property for the purpose of conducting the Studies in accordance with the terms of this Agreement, in each instance upon one (1) business day notice and contingent upon the Seller’s approval due to the nature of the research activity being conducted at the Property at the time of the notice; however, such approval will not be unreasonably withheld. Further, Purchaser agrees to abide by all security and access protocols of Seller before accessing the Property. Purchaser agrees to conduct all Studies at Purchaser’s sole cost and expense.

(c)               Any portions of the Real Property which are materially disturbed or otherwise materially damaged by Purchaser or Purchaser’s Representatives shall, be promptly restored by Purchaser, at its sole cost and expense, to as near as practicable to their prior existing condition. Purchaser hereby agrees to protect, defend, indemnify and hold Seller and its members, officers, principals, employees and agents, and each of the respective affiliates of the foregoing (collectively, “Seller Parties”) harmless from and against any and all liabilities, claims, losses and damages, demands, judgments and out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) which Seller or any of Seller Parties incur as a result of physical damage to the Real Property or injury to persons on the Real Property which were determined by a final order of a court of competent jurisdiction to have been caused by, or to have resulted from, the conduct of the Studies or any other entry onto the Real Property by Purchaser or Purchaser’s Representatives; provided, however, that Purchaser shall not be responsible for any of the foregoing which may result from any pre-existing condition or defect in the Real Property, such as the presence, or exacerbation of, any hazardous substance. The foregoing indemnity and hold harmless obligation shall survive the Closing or the termination of this Agreement.

(d)               If, during the Inspection Period, Purchaser determines in its sole discretion, for any reason or for no reason at all, that the Property is not satisfactory for Purchaser’s purposes, Purchaser may elect to terminate this Agreement by delivering its written notice of termination to Seller and Escrow Agent prior to the expiration of the Inspection Period. Upon such termination, Purchaser shall be entitled to the return of the Deposit, following the return of which sum this Agreement shall terminate and be of no further force and effect and Seller and Purchaser shall be discharged of all liability, each to the other hereunder, except those liabilities which explicitly survive the termination of this Agreement.

Article III

CLOSING

Section 3.1           Closing of Title. Provided that all contingencies to the consummation of the Closing which are expressly specified herein shall have been satisfied or waived, the consummation of the transactions contemplated hereby (the “Closing”) shall be conducted and completed via mail in escrow between counsel for Seller and Purchaser and Escrow Agent on October 1, 2021 (subject to the express adjournment rights herein, the “Closing Date”).

Section 3.2           Seller’s Obligations at the Closing. In connection with the Closing, Seller shall deliver to Purchaser:

(a)               possession of the Property, together with all keys that are in Seller’s possession, security codes, passwords and combinations to the Property, if any;

(b)               a duly executed and acknowledged general warranty deed conveying good and marketable fee simple title to the Land in the form attached hereto as Exhibit D (the “Deed”) subject to the Permitted Exceptions;

(c)               all tax declaration forms associated with any applicable Maryland documentary stamp taxes, City conveyance taxes and any other stamp, transfer or conveyance taxes associated with the recordation of the Deed and/or the payment of the Purchase Price;

(d)               a duly executed affidavit of title reasonably acceptable to the Title Company;

(e)               a duly executed omnibus bill of sale, assignment and assumption agreement in the form attached hereto as Exhibit E effecting the sale and assignment of all of the Other Property (the “Omnibus Assignment”);

(f)                evidence of the existence, organization, good standing and authority of Seller and the authority of the person(s) executing documents on behalf of Seller reasonably satisfactory to Title Company and Purchaser;

(g)               a duly executed certification that Seller is not a “foreign person” for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, in the form attached hereto as Exhibit F;

(h)               a duly executed certification of exemption from withholding from Seller in accordance with Md. Tax-General Code Ann. §10-912;

(i)                 a duly executed certificate from Seller which confirms that Seller’s representations and warranties set forth herein are true and correct in all material respects as of the Closing Date except as provided in such certificate (“Seller’s Closing Certificate”);

(j)                 a duly executed closing statement showing the Purchase Price and all credits and prorations thereto in a form mutually agreed by Purchaser and Seller (the “Closing Statement”). Seller and Purchaser hereby designate Escrow Agent as the “reporting person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and agree to execute such reasonable documentation as is reasonably necessary to effectuate such designation; and

(k)               such other and further documents as may be reasonably required to consummate the sale and purchase contemplated hereby which are not inconsistent with this Agreement.

Section 3.3           Purchaser’s Obligations at the Closing. In connection with the Closing, Purchaser shall deliver to Seller:

(a)               the balance of the Purchase Price due and payable on the Closing Date, subject to Sections 3.4 and 3.5 below, as well as a direction to Escrow Agent to comply with Section 3.4 below;

(b)               a certificate duly executed by Purchaser which confirms that Purchaser’s representations and warranties set forth herein are true and correct in all material respects as of the Closing Date except as provided in such certificate;

(c)               the Closing Statement, duly executed by Purchaser;

(d)               evidence of the existence, organization, good standing and authority of Purchaser and the authority of the person(s) executing documents on behalf of Purchaser reasonably satisfactory to Seller; and

(e)               such other and further documents as may be reasonably required to consummate the sale and purchase contemplated hereby which are not inconsistent with this Agreement.

Section 3.4           Escrow Agent’s Obligations at the Closing. Provided that all contingencies to the consummation of the Closing which are expressly specified herein shall have been satisfied or waived, on the Closing Date, Seller and Purchaser shall jointly direct Escrow Agent to disburse the Deposit to Seller in payment of a portion of the Purchase Price. Escrow Agent agrees that it shall follow such joint direction in accordance with its terms.

Section 3.5           Credits and Prorations.

(a)               Real estate taxes and assessments levied against the Real Property as well as sewer charges, water rents, assessments, and all other items typically adjusted upon the sale of commercial real estate in Frederick County, Maryland, shall be apportioned with respect to the Real Property as of 12:01 a.m. on the Closing Date, as if Purchaser were vested with title to the Real Property during the entire day upon which the Closing occurs; provided, however, that with respect to real estate taxes (i) if there are any tax appeals pending as of the Closing Date, all amounts credited to the Real Property or otherwise received as a result thereof, together with interest thereon, shall be payable to Seller, except as to the year in which the Closing shall occur, any amounts credited to the Real Property or otherwise received as a result thereof shall be apportioned between Seller and Purchaser as of the Closing Date on a pro-rata basis after the deduction of all out-of-pocket costs of recovery (including reasonable out-of-pocket attorneys’ fees and costs) and Seller’s portion thereof (together with all out-of-pocket costs of recovery, including reasonable attorneys’ fees and costs) shall be payable to Seller and (ii) all assessments for public improvements which have been physically completed as of the Closing Date are to be paid by Seller in full in connection with the Closing from the proceeds of the Purchase Price.

(b)               On the Closing Date, in connection with the consummation of the Closing, at Purchaser’s request, Seller will assign to Purchaser any deposits that Seller maintains with utility companies applicable to the Real Property. In the event of any such assignment, the amount of any such deposit shall be paid to Seller by Purchaser on the Closing Date separate and apart from the Purchase Price.

(c)               Seller shall be entitled to continue or decline, at its option, to prosecute any tax appeals which may be pending as of the Closing Date, however, Seller shall take no action to appeal, forego appeal, settle or compromise taxes for the tax year in which the Closing shall occur without the reasonable approval of Purchaser.

(d)               Seller and Purchaser agree to cooperate with one another in good faith for a period of one (1) year following the Closing to correct any errors in credits or prorations in connection with the Closing and to “true-up” any prorations which were estimated as of the Closing. In connection with the foregoing, Seller and Purchaser agree to promptly pay to the party entitled thereto any refund, credit or other payment necessary to correct such errors or affect such "true-up".

(e)               The provisions of this Section 3.5 shall survive the Closing.

Section 3.6           Closing Costs.

(a)               Seller shall pay (i) the fees of any counsel representing Seller in connection with this Agreement and the transactions contemplated hereby, and (ii) all recording charges pertaining to the removal of any mortgages, liens, exceptions or encumbrances in accordance with Section 2.1.

(b)               Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this Agreement and the transactions contemplated hereby, (ii) the fees, costs and expenses of any title examinations prepared by Title Company, (iii) the fees and costs, if any, related to any surveys, inspections and other reports commissioned by Purchaser in connection with the Studies and the transactions contemplated by this Agreement, (iv) all recording charges pertaining to the recording of the Deed, and (v) all title insurance premiums and costs.

(c)               The Parties shall equally divide any documentary stamp taxes, city or county conveyance taxes and any other stamp, transfer or conveyance taxes imposed by the State of Maryland, the County of Frederick, the City of Frederick or any other governmental authorities in connection with the payment of the Purchase Price in connection with the transactions contemplated at the Closing.

(d)               All other costs and expenses incident to the transactions contemplated hereby and the Closing shall be paid by the party incurring same.

Section 3.7           Conditions Precedent to Obligation of Purchaser to Consummate the Closing. The obligation of Purchaser to consummate the Closing shall be subject to the fulfillment, satisfaction or waiver by Purchaser of the following conditions (it being understood that Purchaser shall be deemed to have waived any of the following conditions which are unfulfilled as of the Closing Date if Purchaser decides to consummate the Closing despite such condition being unfulfilled, except to the extent of the survival of representations and warranties set forth herein):

(a)               Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller;

(b)               All representations and warranties of Seller set forth herein shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date;

(c)               No material change shall have occurred in the condition of the Property since the expiration of the Inspection Period and no litigation shall have been commenced since the Effective Date which, if adversely determined, could reasonably be expected to have a material adverse impact on the Property; and

(d)               Seller has obtained the Seller Approvals (hereinafter defined).

(e)               Purchaser has obtained all licenses, permits, consents, approvals or similar authorizations necessary to acquire at Closing and operate thereafter the Cesium Irradiator (and all equipment and property related thereto) located in the Improvements.

In the event that any of the foregoing conditions precedent shall not have been satisfied by the Closing Date, Purchaser may terminate this Agreement upon written notice to Seller and Escrow Agent, whereupon Escrow Agent shall promptly return the Deposit to Purchaser. Further, in the event of a termination of this Agreement in connection with the condition precedent in Section 3.7(d) having not been satisfied, Purchaser shall also be immediately entitled to receive upon written demand payment from Seller to reimburse Purchaser for all actual, reasonable out-of-pocket costs incurred by Purchaser in connection with the purchase and sale transaction contemplated by this Agreement, including, without limitation, costs associated with Purchaser’s negotiation of this Agreement (including, without limitation, all expenses) and its performance of the Studies (“Purchaser’s Reimbursable Costs”) in an amount not to exceed $250,000.00 (“Purchaser’s Reimbursable Costs Cap”). Following such termination and the return of the Deposit and Purchaser’s Reimbursable Costs, if applicable, this Agreement shall terminate and be of no further force and effect except for any provisions hereof which shall survive a termination. However, nothing in the foregoing is intended to deprive Purchaser of its right to exercise its rights and remedies under Article VI if a failure of any of the foregoing conditions precedent to be satisfied is the result of a breach or default of this Agreement by Seller or its representatives, or limit Seller’s obligations pursuant to Section 3.8 below.

Section 3.8           Conditions Precedent to Obligation of Seller to Consummate the Closing. The obligation of Seller to consummate the Closing shall be subject to the fulfillment, satisfaction or waiver by Seller of the following conditions (it being understood that Seller shall be deemed to have waived any of the following conditions which are unfulfilled as of the Closing Date if Seller decides to consummate the Closing despite such condition being unfulfilled, except to the extent of the survival of representations and warranties set forth herein):

(a)               Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser;

(b)               Seller has obtained the written approval of (i) the Board of Directors of Seller and (ii) any judicial or quasi-judicial regulatory body, including all applicable Municipal, County and State authorities, who may have jurisdiction over the transfer of any assignable Permit (as contemplated in Section 5.1(i)(v) below) or any aspect of the transactions contemplated herein, to enter into the transactions contemplated herein (collectively, the “Seller Approvals”); and

(c)               All representations and warranties of Purchaser set forth herein shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date.

In the event that any of the foregoing conditions precedent shall not have been satisfied by the Closing Date, Seller may terminate this Agreement upon written notice to Purchaser and Escrow Agent, whereupon Escrow Agent shall promptly return the Deposit to Purchaser. Further, as a condition of Seller’s termination of this Agreement in connection with the condition precedent in Section 3.8(b) having not been satisfied, Purchaser shall also be immediately entitled to receive upon written demand payment from Seller to reimburse Purchaser for Purchaser’s Reimbursable Costs in an amount not to exceed Purchaser’s Reimbursable Costs Cap. Following any such termination and the return of the Deposit and payment of Purchaser’s Reimbursable Costs, if applicable, this Agreement shall terminate and be of no further force and effect except for any provisions hereof which shall survive a termination. However, nothing in the foregoing is intended to deprive Seller of its right to exercise its rights and remedies under Article VI if a failure of any of the foregoing conditions precedent to be satisfied is the result of a breach or default of this Agreement by Purchaser or its representatives.

Article IV

SELLER COVENANTS

Section 4.1           Covenants of Seller.

(a)               Between the Effective Date and the Closing Date, Seller shall not knowingly cause any easements, restrictions, liens or other encumbrances to be filed or recorded against the Real Property by or through its actions without Purchaser’s approval.

(b)               Between the Effective Date and the Closing Date, Seller shall operate and maintain the Property in a manner consistent with Seller’s past practices.

(c)               Between the Effective Date and the Closing Date, Seller shall not enter into or otherwise modify any lease, license, agreement or contract of any nature that is or will be binding on the Property or that would be binding on Purchaser following the Closing without Purchaser’s approval.

(d)               Seller will not cause, consent to or otherwise permit any material adverse change to the Property between the Effective Date and the Closing Date.

(e)               Between the Effective Date and the Closing Date, Seller shall maintain and keep in full force and effect all insurance policies concerning the Property that are in effect as of the Effective Date and such other insurance as would be carried by a reasonably prudent owner of the Property.

(f)                Seller shall promptly notify Purchaser upon receipt of any notice with respect to or otherwise concerning the Property received from any governmental organization, agency or authority or any utility company, and provide copies of the same to Purchaser.

(g)               Between the Effective Date and the Closing Date, Seller shall maintain in full force and effect all Permits (as defined herein).

(h)               Seller shall use diligent, commercially reasonable best efforts to obtain the Seller’s Approvals on or before the date which is five (5) Business Days prior to the Closing Date. As soon as practicable following the receipt by Seller of the Seller’s Approvals, Seller shall immediately (but no later than one (1) Business Day) notify Purchaser in writing that the condition precedent in Section 3.8(b) has been satisfied.

Article V

REPRESENTATIONS AND WARRANTIES

Section 5.1           Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:

(a)               Organization and Authority. Seller has been duly organized and is validly existing and in good standing as a non-profit corporation under the laws of the State of Alabama. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transaction contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Assuming the due authorization, execution and delivery of this Agreement by and on behalf of Purchaser, this Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors and principles of equity. Neither the execution and delivery hereof, nor the taking of any of the actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation under any document, judgment, award, decree or other order of a court of competent jurisdiction to which Seller is bound.

(b)               Pending Actions. There are no actions, suits, arbitrations, or other proceedings pending against Seller or the Property or the transactions contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have an adverse effect on the Property, on Seller’s ability to transfer its title to the Property in the manner contemplated herein or which could in any material way interfere with the consummation by Seller of the transactions contemplated by this Agreement. There are no tax appeals pending with respect to the Real Property.

(c)               Environmental Matters. Seller has received no written notice from any governmental authority, and otherwise Seller has no knowledge, of the presence on, in, below or about the Real Property of any Hazardous Substance in violation of any applicable Environmental Laws. As used herein, “Hazardous Substance” means any hazardous, dangerous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste (including asbestos or polychlorinated biphenyl) in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601, et seq., Solid Waste Disposal Act, 42 U.S.C. §§6901, et seq., the Superfund Amendments and Reauthorization Act, 40 U.S.C. §§1101, et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq., in each case together with its implementing regulations, guidance and policies and amendments thereto, and any other federal, state or local statute, law, code, rule, regulation, order, judgment, decree, legislation, ordinance, equitable doctrine or other requirement of any governmental authority affecting any portion of the Real Property or any Seller with respect to, pertaining to or otherwise relating to health and safety, the environment, any hazardous, toxic or dangerous waste, substance or material, including, without limitation, those relating to soil and groundwater conditions (collectively, “Environmental Laws”).

(d)               Notice of Violation of Law. Seller has not received any written notice from any federal, state, county or municipal authority which alleges that the Property is not in compliance with any statute, rule, regulation or ordinance applicable to the Property, and to Seller’s knowledge, the Property is not in violation of any statue, rule, regulation or ordinance applicable to the Property, including but not limited to the City of Frederick Land Management Code, Ordinance No G-20-15 (Supp. No. 9)

(e)               Bankruptcy and Insolvency. Seller is solvent, has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, has not been the subject of an involuntary proceeding in bankruptcy which has not been vacated or stayed within thirty (30) days of the filing of such proceeding, and has not filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy or insolvency laws, or other relief for debtors, and has not sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its assets or its interest in any property. No court of competent jurisdiction has entered an order, judgment, or decree approving a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no liquidator of Seller or of all or any substantial part of its assets or its interest in any property has been appointed. Seller has not admitted in writing or otherwise alleged to any person or entity that it is insolvent or is suspending or under the pending suspension of its operations.

(f)                No Leases, Contracts or Agreements. There are no agreements or contracts of any kind, including leases, subleases, licenses or other occupancy agreements, supply contracts, service contracts or farming agreements (whether acreage or tonnage), which are in effect with respect to the Real Property that will be binding on Purchaser or the Real Property following the Closing. In addition, Seller has not entered into any oral leases, rental agreements, licenses, license agreements or other occupancy agreements nor has it entered into any oral extensions, amendments or modifications to any leases, rental agreements, licenses, license agreements or other occupancy agreements affecting the Real Property.

(g)               No Condemnation. Seller has not received written notice of any pending condemnation or eminent domain proceedings affecting the Real Property.

(h)               Utility Deposits and Rollback Assessments. Seller maintains no deposits with utility companies applicable to the Real Property and the Real Property is fully assessed for tax purposes and is not subject to any farmland or other reduced assessment that would subject Purchaser to a rollback assessment after the Closing.

(i)                 Regulatory Matters.

(i)                 Seller and its respective employees and agents hold all permits, certificates, licenses, variances, registrations, exemptions, orders, consents and approvals (collectively, “Permits”) from the U.S. Food and Drug Administration (the “FDA”) and any other governmental entity necessary for the lawful operation of the businesses of Seller conducted at the Real Property, including Permits required under the Federal Food, Drug, and Cosmetic Act for the testing of any chemicals or pharmaceuticals. Exhibit G sets forth a list of all Permits as of the date of this Agreement. All such Permits are valid, and in full force and effect. There has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit. Seller is in compliance in all material respects with the terms of all Permits, and no event has occurred that, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Permit.

(ii)              Seller is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other regulatory agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of Seller products used at the Real Property. No investigation or review by any governmental entity with respect to the Real Property or any Seller activity related to the Real Property is pending or, to the Knowledge of Seller, threatened, nor has any governmental entity indicated an intention to conduct the same. All pre-clinical studies conducted by Seller at the Real Property have been and are being conducted in compliance in all material respects with applicable Permits, laws, regulations and guidances, including, without limitation, the applicable requirements of the FDA’s current Good Manufacturing Practices, Good Laboratory Practices, Good Clinical Practices and other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11.

(iii)            In relation to the Real Property, there are no proceedings pending or, to Seller’s Knowledge, threatened with respect to a violation or alleged violation by Seller of any rules and regulations of any applicable governmental authorities or regulatory bodies (including without limitation, the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Seller regulatory agency). All applications, submissions, information and data utilized by any Seller as the basis for, or submitted by or on behalf of Seller or any of its Subsidiaries in connection with any and all requests for a Permit, when submitted to the FDA or other Seller regulatory agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Seller regulatory agency. To the Knowledge of Seller, no data generated by Seller with respect to products or services related to the Real Property is the subject of any action, either pending or threatened, by any Seller regulatory agency relating to the truthfulness or scientific adequacy of such data.

(iv)             Seller has made available to Purchaser true, correct and complete copies of any and all Permits and regulatory documents related to the Property, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or other Seller regulatory agency.

(v)               In connection with Closing, at no cost to Purchaser, Seller shall assign or cause to be assigned to Purchaser (or Purchaser’s designee), to the extent assignable and useable by parties other than Seller, all the Permits. Further, with respect to such Permits which are not so assignable, Seller agrees to reasonably assist Purchaser in the execution of documents (including, without limitation, applications) and otherwise to provide commercially reasonable cooperation (as determined in Seller’s reasonable discretion) in such respects, at no material cost to Seller, as may be requested by Purchaser to enable Purchaser to apply for and obtain such similar permits for Purchaser’s (or its designee’s) benefit. The provisions of this Section 5.1(i)(v) shall survive the Closing for a period of six (6) months. .

(j)                 OFAC and Anti-Corruption. Pursuant to United States Presidential Executive Order 13224 (the “Order”), the USA Patriot Act of 2001 (Public Law 107-56) (“Patriot Act”), the related rules and regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, and any enabling laws or other executive orders or regulations in respect thereof (the Patriot Act, the Order and such other rules, regulations, laws or orders are collectively referred in this Agreement as the “Anti-Terrorism Laws”), U.S. persons and entities are prohibited from transacting business with persons or entities who, from time to time are determined to have committed, or to pose a risk of committing or supporting, terrorist acts, narcotics trafficking, money laundering and related crimes. Those persons and entities are identified on a list of Specially Designated Nationals and Blocked Persons (the “List”), published and regulated by OFAC. The names, including aliases, of these persons or entities are updated frequently. In addition, OFAC enforces other Orders which, from time to time, impose restrictions on transactions with, or involving certain countries. Seller hereby certifies and represents that neither it, nor any of its owners, members of its governing body, management, employees, parent, subsidiary, affiliate, or agents is on the List or is acting for, or on behalf of, or otherwise associated (as that term is used in the Order) with, any person or entity on the List. Seller further acknowledges its obligation to remain in compliance with existing and future regulations promulgated by OFAC throughout the term of this Agreement.

(i)                 Seller represents and warrants that neither it nor its affiliates, nor any of their respective officers, directors, employees or agents have ever given, promised to give, received or solicited, anything of value, directly or indirectly, to or from any person for the purpose of inducing any such person, including any government official (domestic or foreign), to take any action to the benefit of Seller in connection with this Agreement, or as an inducement for Seller to take any action to the benefit of such other person in connection with this Agreement.

(ii)              Seller covenants and agrees that it shall not give, promise to give, receive or solicit, anything of value, directly or indirectly, to or from any person for the purpose of inducing any such person, including any government official (domestic or foreign), to take any action for the benefit of Seller or its affiliates or their respective officers, directors, employees or agents in connection with this Agreement, or as an inducement for Seller or its affiliates or their respective officers, directors, employee or agents to take any action to the benefit of such other person in connection with this Agreement.

(iii)            Seller represents and warrants that neither Seller nor any parent, subsidiary or affiliate entity of Seller (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any of the other Anti-Terrorism Laws, (ii) is or will become a person or entity listed in or subject to the Order or (iii) knowingly engages or knowingly will engage in any dealings or transactions, or knowingly is or knowingly will be otherwise associated, with any such person or entity referred to in the foregoing clauses (i) and/or (ii).

(k)               CFIUS. The transaction contemplated by this Agreement is not a covered transaction as defined in 31 C.F.R. § 800.213 or a covered real estate transaction as defined in 31 C.F.R. § 802.212.

Section 5.2           Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall survive the Closing for a period limited to twelve months after the Closing (the “Survival Period”), at which time they shall terminate unless Purchaser has notified Seller in writing of any breach prior to the expiration of the Survival Period and provided further that the damages from any breach by Seller for which timely notice has been given by Purchaser and which is in an amount reasonably likely to exceed $50,000.

Section 5.3           Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller:

(a)               Organization and Authority. Purchaser has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Nevada. Purchaser has the full right and authority to enter into this Agreement and to acquire the Property pursuant hereto and to consummate or cause to be consummated the transaction contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Assuming the due authorization, execution and delivery of this Agreement by and on behalf of Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors and principles of equity. Neither the execution and delivery hereof, nor the taking of any of the actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation under the organizational documents of Purchaser or under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement to which Purchaser is a party, or by which Purchaser is otherwise bound.

(b)               Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation by Purchaser of the transaction contemplated by this Agreement.

(c)               Bankruptcy and Insolvency. Purchaser is solvent, has the financial capacity to fulfill its obligations hereunder, has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, has not been the subject of an involuntary proceeding in bankruptcy which has not been vacated or stayed within thirty (30) days of the filing of such proceeding, and has not filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy or insolvency laws, or other relief for debtors, and has not sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its assets or its interest in any property. No court of competent jurisdiction has entered an order, judgment, or decree approving a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no liquidator of Purchaser or of all or any substantial part of its assets or its interest in any property has been appointed. Purchaser has not admitted in writing or otherwise alleged to any person or entity that it is insolvent or is suspending or under the pending suspension of its operations.

(d)               Patriot Act Compliance. Neither Purchaser nor any parent, subsidiary or affiliate entity of Purchaser (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any of the other Anti-Terrorism Laws, (ii) is or will become a person or entity listed in or subject to the Order or (iii) knowingly engages or knowingly will engage in any dealings or transactions, or knowingly is or knowingly will be otherwise associated, with any such person or entity referred to in the foregoing clauses (i) and/or (ii). No portion of the Purchase Price has been or will be derived by Purchaser in violation of any of the Anti-Terrorism Laws or from any other person or entity described in the foregoing sentence. The Purchaser is not considered a “foreign person,” as that term is defined in 31 C.F.R. § 800.224.

Section 5.4           Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.3 above shall survive the Closing for a period limited to twelve months after the Closing.

Article VI

DEFAULT AND REMEDIES

Section 6.1           Seller’s Remedies for Purchaser’s Default at or prior to the Closing. If (a) Purchaser fails to perform any of its obligations under this Agreement at or prior to the consummation of the Closing for any reason except failure by Seller to perform hereunder or failure of an express condition precedent to Purchaser’s obligation to consummate the Closing as set forth in Section 3.7 (and thereafter fails to remedy such default within ten (10) days after Seller’s written notice to Purchaser specifying such default, during which period Purchaser shall diligently pursue such remedy), or (b) on or prior to the Closing Date any one or more of Purchaser’s representations or warranties are discovered by Seller to have been breached in any material respect, Seller shall be entitled, as its sole and exclusive remedy (except as provided in Section 6.3(a) and (b) below), to terminate this Agreement UPON WRITTEN NOTICE TO PURCHASER AND ESCROW AGENT and receive and retain the DEPOSIT as liquidated damages for the DEFAULT BY PURCHASER UNDER this Agreement; it being expressly agreed between the parties hereto that the actual damages to Seller in the event of such breach are DIFFICULT AND impractical, IF NOT IMPOSSIBLE, to ascertain and the amount of the DEPOSIT is a fair and reasonable estimate thereof. Upon such termination and receipt of the Deposit, this Agreement shall be terminated and neither party shall have any further liability to the other except to the extent of any obligations which expressly survive a termination and except as provided in Section 6.3 below.

Section 6.2           Purchaser’s Remedies for Seller’s Default at or prior to the Closing. If (a) Seller fails to perform its obligations under this Agreement for any reason except failure by Purchaser to perform hereunder or failure of an express condition precedent to Seller’s obligation to consummate the Closing as set forth in Section 3.8 (and thereafter fails to remedy such default within ten (10) days after Purchaser’s written notice to Seller specifying such default, during which period Seller shall diligently pursue such remedy), or (b) on or prior to the consummation of the Closing any one or more of Seller’s representations or warranties are discovered by Purchaser to have been breached in any material respect, Purchaser shall be entitled, as its sole and exclusive remedy in such event (except as provided in Section 6.3 below), either to (x) terminate this Agreement upon written notice to Seller and Escrow Agent and receive the Deposit, or (y) seek specific performance of this Agreement by Seller (and any costs or expenses incurred by Purchaser in seeking specific performance shall be credited against the Purchase Price at Closing). Notwithstanding anything herein to the contrary, if (i) the remedy of specific performance is not available due to the nature of Seller’s default, or (ii) Seller has fraudulently and willfully caused a material misrepresentation of an express representation or warranty of Seller in this Agreement, or (iii) Purchaser terminates under this Section 6.2 prior to the satisfaction of the condition precedent described in Section 3.7(d) above, then Seller shall also reimburse Purchaser for Purchaser’s Reimbursable Costs in an amount not to exceed Purchaser’s Reimbursable Costs Cap. In the event Purchaser seeks specific performance in accordance with this Section 6.2, Purchaser shall have the right to injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Upon any termination and receipt of Purchaser’s Reimbursable Costs, if applicable, and the Deposit pursuant to this Section 6.2, this Agreement shall terminate and neither party shall have any further liability to the other except to the extent of any obligations which expressly survive a termination and except as provided herein and in Section 6.3 below.

Section 6.3           Additional Special Remedies. Notwithstanding anything in this Article VI to the contrary:

(a)               Seller and Purchaser shall be entitled to strictly enforce the indemnities provided herein. Further, the limitations on the enforcement of remedies provided in this Article VI shall not affect or otherwise limit the right of Seller or Purchaser to enforce any remedy at law or in equity in the event of the breach of an obligation of the other party hereunder which expressly survives the Closing or sooner termination of this Agreement.

(b)               In the event the parties agree to resolve any dispute hereunder prior to an adjudication by a court of competent jurisdiction, each party shall be responsible for its respective attorneys’ fees and expenses.

Article VII

TAKING, casualty AND BROKERS

Section 7.1           Taking or Casualty. In the event of a taking of a portion of the Land by the power of eminent domain or a fire or other casualty causing damage or destruction to the Real Property, Seller shall promptly notify Purchaser and Purchaser shall be afforded the opportunity to participate in any discussions or consultations with condemning authorities and Seller’s insurance companies in the adjustment of any insurance claim. In the event of a taking of a portion of the Land by the power of eminent domain or a fire or other casualty causing damage or destruction to the Real Property which is not “Major” (as defined in Section 7.3), this Agreement shall remain in full force and effect, Purchaser shall pay Seller the Purchase Price in accordance with Sections 1.2 and 1.3, and Seller shall pay over and assign to Purchaser in connection with the Closing all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any condemnation awards relating to the Real Property or insurance proceeds relating to the casualty; however, Purchaser shall be entitled to a credit in the Purchase Price in the amount of any deductible under Seller’s insurance policies or any self-insured retention.

Section 7.2           Major Taking or Casualty. In the event of a “Major” taking of the Land by the power of eminent domain or a fire or other casualty causing damage or destruction to the Real Property which is “Major”, Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent and receive the Deposit, in which event the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not elect to terminate this Agreement within thirty (30) days after Seller sends Purchaser written notice of the occurrence of a Major taking or casualty, then Purchaser shall be deemed to have elected to proceed with the consummation of the Closing, in which event Seller shall pay over and assign to Purchaser in connection with the Closing all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any condemnation awards relating to the Real Property or insurance proceeds relating to the casualty and Purchaser shall pay Seller the Purchase Price on the Closing Date without abatement or reduction; except that Purchaser shall be entitled to a credit in the Purchase Price in the amount of any deductible under Seller’s insurance policies or any self-insured retention.

Section 7.3           Definition of “Major” Taking and Casualty. For purposes of Sections 7.1 and 7.2 hereinabove, “Major” taking or casualty shall mean: (i) in the case of damage, damage to the Real Property such that the cost to repair or replace such damage is likely to exceed seven percent (7%) of the Purchase Price or otherwise materially adversely impacts Purchaser’s intended use of the Property, in Purchaser’s reasonable discretion, or, (ii) in the case of a condemnation or taking by a by the power of eminent domain, a taking which negatively impacts the value of the Real Property by more than seven percent (7%) or which results in the Real Property not having reasonable access to a publicly-dedicated street or otherwise materially adversely impacts Purchaser’s intended use of the Property, in Purchaser’s reasonable discretion.

Section 7.4           Brokerage Commissions. Seller and Purchaser each represent that they dealt with no brokers in connection with the transaction contemplated by this Agreement. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any other broker or other finder by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. Seller and Purchaser agree that the provisions of this Section 7.4 shall survive the Closing.

Article VIII

Miscellaneous

Section 8.1           PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THE CLOSING (THE “CLOSING DOCUMENTS”), NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER IS NOT LIABLE OR RESPONSIBLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENTS, INFORMATION OR INDUCEMENTS PERTAINING TO THE PROPERTY OR ANY PART THEREOF, TITLE TO THE PROPERTY, THE PHYSICAL CONDITION THEREOF, THE FITNESS AND QUALITY THEREOF, THE VALUE AND PROFITABILITY THEREOF, OR ANY OTHER MATTER OR THING WHATSOEVER WITH RESPECT THERETO. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, NEITHER SELLER NOR ANY MEMBER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER IS LIABLE OR RESPONSIBLE FOR OR BOUND IN ANY MANNER BY (AND PURCHASER HAS NOT RELIED UPON) ANY VERBAL OR WRITTEN OR IMPLIED REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENTS, INFORMATION OR INDUCEMENTS PERTAINING TO THE PROPERTY OR ANY PART THEREOF, AND ANY OTHER INFORMATION RESPECTING SAME FURNISHED BY OR OBTAINED FROM SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, PURCHASER IS PURCHASING THE PROPERTY IN ITS “AS IS” CONDITION and “WITH ALL FAULTS” AT THE DATE HEREOF, REASONABLE WEAR AND TEAR FROM THE DATE HEREOF UNTIL THE CLOSING EXCEPTED.

Section 8.2           Intentionally omitted.

Section 8.3           Discharge of Obligations. The acceptance of the Deed for the Real Property by Purchaser shall be deemed to be a full performance and discharge of every covenant made by Seller herein, except those which are herein specifically stated to survive the Closing. Likewise, the acceptance of the Purchase Price by Seller shall be deemed to be a full performance and discharge of every covenant made by Purchaser herein, except those which are herein specifically stated to survive the Closing.

Section 8.4           Assignment. Purchaser shall have the right, without Seller’s consent but upon written notice to Seller (which notice shall also include a copy of the relevant instrument of assignment and assumption agreement between Purchaser and its assignee), to assign this Agreement to a wholly owned subsidiary of Purchaser or another entity which assumes all of Purchaser’s obligations hereunder. Purchaser may similarly have the right to designate, upon written notice to Seller, any other entity to be the grantee or transferee to take title to the Property at Closing. No assignment or designation by Purchaser shall relieve Purchaser from any of its obligations hereunder.

Section 8.5           Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) e-mail transmission sent to the intended addressee at the e-mail address set forth below (with prompt follow-up notice sent by one of the other means of delivery set forth in (a) or (b) above, within one (1) Business Day), or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery by personal delivery, or, in the case of reputable overnight delivery, on the next Business Day after deposit with the reputable overnight delivery service, or, in the case of e-mail transmission, as of the date of the e-mail transmission if made before 5 pm, Eastern Time on a Business Day (or if not, on the following Business Day). Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

SOUTHERN RESEARCH INSTITUTE

2000 Ninth Avenue South

Birmingham, AL 35205

Attention: Joshua D. Carpenter, Ph.D.

E-mail: jcarpenter@southernresearch.org

With a copy to:

Helena F. Christine

UA System Office of Counsel

701 20th Street South ( 1720 2nd Avenue South)

Suite AB 820

Birmingham, AL 35233 (35294-0108)

E-mail: hchristine@uasystem.edu

If to Purchaser:

TONIX PHARMACEUTICALS HOLDING CORP.

26 Main Street

Chatham, NJ 07928

Attention: Seth Lederman, M.D., Chief Executive Officer

E-mail: seth.lederman@tonixpharma.com

with a copy to:

Lowenstein Sandler LLP

One Lowenstein Drive
Roseland, New Jersey 07068,

Attention: Michael Lerner, Esq.

E-mail: mlerner@lowenstein.com

If to Escrow Agent:

First American Title Insurance Company

666 Third Avenue

New York, NY 10017

Attention: Larissa Kravanja

E-mail: lkravanja@firstam.com

Section 8.6           Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

Section 8.7           Time of the Essence. Subject to the cure periods for default set forth in Sections 6.1 and 6.2, respectively, time is hereby made strictly of the essence of this Agreement and the consummation of the transactions contemplated hereby. In every instance in this Agreement where a time period is provided, such time period shall be strictly enforced.

Section 8.8           Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

Section 8.9           Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

Section 8.10       Further Assurances. Each party hereto agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to the Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. The provisions of this Section 8.10 shall survive the Closing.

Section 8.11       Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, and may also be executed electronically by email, facsimile, DocuSign or other .pdf signatures, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

Section 8.12       Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

Section 8.13       Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Maryland. Seller and Purchaser hereby irrevocably submit to the jurisdiction of the courts of the State of Maryland and/or federal courts sitting in the State of Maryland in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined by such courts. Purchaser and Seller agree that the provisions of this Section 8.13 shall survive the Closing.

Section 8.14       No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered in connection with the consummation of the Closing are and will be for the benefit of Seller and Purchaser and Escrow Agent only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered in connection with the consummation of the Closing.

Section 8.15       Exhibits and Schedules. The schedules and/or exhibits attached hereto shall each be deemed to be an integral part of this Agreement.

Section 8.16       Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

Section 8.17       Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 8.18       Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

Section 8.19       Recordation. Neither this Agreement nor any notice thereof may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 8.19 shall survive the Closing.

Section 8.20       1031 Exchange. The parties hereto acknowledges that either party may desire to effect a tax-deferred like-kind exchange with respect to its purchase of the Real Property pursuant to Section 1031 of the Internal Revenue Code and any similar provisions of State or local law (an “Exchange”). Subject to the terms and provisions of this Section, the parties shall reasonably cooperate with each other in effecting any Exchange; provided, however, in no event shall either party be required to incur any liability, any delays, any costs or expenses or risk of ownership, title or conveyance in connection with such cooperation with the party not entering into an Exchange (the “Non-Exercising Party”). Any Exchange will be structured by the party exercising its right to enter into an Exchange (the “1031 Party”) at its sole cost and expense such that the Non-Exercising Party will have no obligation to acquire or enter into the chain of title to any property other than the Land. The Non-Exercising Party shall not be responsible for compliance with or be deemed to have warranted to the 1031 Party that any Exchange in fact complies with Section 1031 of the Internal Revenue Code. The Non-Exercising Party shall have the right to review and approve any documents to be executed by the 1031 Party in connection with any Exchange; provided, however, such approval shall not be unreasonably withheld, conditioned or delayed as long as the Non-Exercising Party will not incur any liability or any cost or expense as a result thereof and the 1031 Party shall not be released from any of its obligations under this Agreement. The Non-Exercising Party shall have no obligation to execute any documents or to undertake any action by which the Non-Exercising Party would or might incur any liability or obligation not otherwise provided for in the other provisions of this Agreement. Neither the conveyance of title to the Land to the 1031 Party’s designated intermediary, or qualified exchange accommodation title holder (if applicable), nor the Exchange shall modify the representations, warranties and covenants of either party under this Agreement or the survival thereof pursuant to this Agreement in any respect, nor shall any such conveyance or Exchange result in a release of the 1031 Party with respect to such representations, warranties and/or covenants. At the 1031 Party’s request, the Deed and the other documents that shall be executed and delivered to consummate the Closing shall be executed by and run in favor of the 1031 Party’s designated intermediary or qualified exchange accommodation title holder; provided, however, the 1031 Party shall remain obligated to the Non-Exercising Party for any obligation under any and all such closing documents. The Closing Date shall not be extended or adjourned as a result of any Exchange. The 1031 Party hereby agrees to indemnify and hold the Non-Exercising Party harmless from and against any and all costs and liabilities arising from any Exchange (other than what would have been applicable under this Agreement without such Exchange), which indemnification obligation shall expressly survive the Closing and not be merged therein. The 1031 Party further acknowledges that any Exchange is at the request and initiation of the 1031 Party and that the 1031 Party is relying solely upon the advice and counsel of professionals of its choice in structuring, executing and consummating any Exchange.

Section 8.21       Exclusivity. Seller agrees that while this Agreement remains in full force and effect, Seller shall not negotiate for the sale of the Property, make or accept any offers to sell the Property, nor market the Property in any way, to any other person or entity other than Purchaser and its permitted assignees.

[Remainder of page intentionally left blank; signatures to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

SOUTHERN RESEARCH INSTITUTE,

An Alabama non-profit corporation

By:

Name: Joshua D. Carpenter, Ph.D.

Title: President and Chief Executive Officer

PURCHASER:

TONIX PHARMACEUTICALS HOLDING CORP., a Nevada corporation,

By:

Name:

Title:

Signature Page – Agreement of Purchase and Sale

Escrow Agent agrees to act as escrow agent hereunder and to hold and disburse the Deposit in the manner provided herein.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By: _______________________________

Name:

Title:

EXHIBIT A

DESCRIPTION OF LAND

Parcel ID: 02218542

Address: 431 Aviation Way, Frederick , MD 21701

BEING all of the real estate described and conveyed to Southern Research Institute by deed dated January 30, 1990, from Frederick Business Properties Company, and recorded in the Land Records of Frederick County, Maryland at Book 1620, Page 1023.

AND BEING all of the real estate described and conveyed to Frederick Business Properties Company from Aircraft Owners and Pilots Association, and recorded in the Land Records of Frederick County, Maryland at Book 1386, Page 942.

EXHIBIT B

EQUIPMENT

EXHIBIT C

INSPECTION DOCUMENTS

Description of Requested Item(s), to be provided by Seller to the extent in Seller’s possession.
1	Existing Owner’s Title Policy, including all Schedules.
2	Deeds, titles, licenses, charges, liens, options, agreements or any other Real Property instruments which relate to the business being conducted at the Premises.
3	Most recent appraisal.
4	Most recent property and zoning report.
5	Site plan and surveys.
6	If the Land is located in a flood zone, flood insurance certificates.
7	If issued by the applicable governmental authority, copies of all certificates of compliance (i.e. certificates of occupancy, zoning verification, etc.).
8	Plans and specifications for any improvements.
9	Current operating licenses or permits for Property.
10	Existing physical condition assessments/report.
11	Health, fire and building inspections from governmental agencies during past twelve (12) months.
12	Written notices from governmental authorities and insurance carriers received within the past twelve (12) months.
13	Insurance certificates.
14	Current loss history for property and liability claims at the Property, for the preceding three year period.
15	Inventory of capital improvements made (by year for 2021 YTD, 2020, 2019 and 2018).
16	Deferred maintenance schedule.
17	Tax bills for the two (2) years immediately preceding the month in which the Effective Date occurs and current year and notices of assessment.

18	Copies of the 5 HJF research contracts and the 1 NIAID research contract, as well as copies of all other vendor/service/operational contracts and leases, including utility contracts.
19	If any space is leased to a tenant, copies of all leases
20	Documents evidencing and/or securing any mortgage loan (as applicable).
21	Copies of all reports, notices or correspondence concerning any violation or infringement of a government regulation by any part of Business, including the areas of: permits, licenses and approvals; occupational safety and health; and environmental protection.
23	Description of all equipment, assets and inventory located at the Property, including depreciation and amortization records.
24	All engineering, financial, and architectural information related to the reconstruction of a substantial portion of the building after the 2015 flood.

EXHIBIT D

GENERAL WARRANTY DEED

THIS GENERAL WARRANTY DEED is made this ______ day of ______________, 2021, by and between SOUTHERN RESEARCH INSTITUTE, an Alabama non-profit organization, with an address at 2000 Ninth Avenue South, Birmingham, Alabama 35205, as grantor (“the “Grantor) to and in favor of TONIX PHARMACEUTICALS HOLDING CORP., a Nevada corporation, with an address at 26 Main Street, Chatham, New Jersey 07928, as grantee (“the Grantee”).

WITNESSETH: For and in consideration of the sum of SEVENTEEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($17,500,000.00) , and other good and valuable consideration paid in hand to Grantor by Grantee, the receipt and sufficiency of which are hereby acknowledged, Grantor has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does grant bargain, sell and convey unto Grantee, its successors and assigns, in fee simple, the real property, as the same is legally and particularly described on Exhibit A attached hereto, and incorporated herein by reference (“the Real Property”), together with all and singular rights, benefits, privileges, easements, rights of way, tenements, hereditaments, appurtenances, and other interests, in anyway appertaining or belonging to the Real Property, including any such interests on, in, or under, any land, highway, alley, street or right of way abutting or adjoining the Real Property, subject to any mineral rights not owned by the Grantor, and all buildings, structures, fixtures, facilities, and other improvement located on, under or above the Real Property, subject to those Covenants, Conditions, Restrictions and Reservations recorded in Liber 1155, Folio 352 and Liber 1386, Folio 942 of the Land Records of Frederick County, Maryland (to the extent such matters apply to the Real Property) and subject to the Permitted Exceptions set forth in Exhibit B attached hereto and made a part hereof (the “Permitted Exceptions”). To have and to hold the Real Property hereby conveyed to the Grantee, its successors and assigns, in fee simple forever.

AND GRANTOR covenants that it will warrant generally the described real property hereby granted and conveyed, and that it will execute such further assurances of the described real property as may be requisite.

IN WITNESS WHEREOF, Grantor, on the day and year first hereinabove written, has caused these presents to be executed, under seal, by its President and Chief Executive Officer.

WITNESS:

GRANTOR:

SOUTHERN RESEARCH INSTITUTE

an Alabama non-profit organization

By: _____________________________(SEAL)

       Name: Joshua D. Carpenter, Ph.D.

       Title: President and Chief Executive Officer

STATE OF ALABAMA

COUNTY OF JEFFERSON

I, the undersigned, a Notary Public in and for the said County in said State, hereby certify that Joshua D. Carpenter, whose name as the President and Chief Executive Officer of Southern Research Institute is signed to the foregoing conveyance, and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, he, as such officer and with full authority, executed the same voluntarily for and as the act of said organization.

Given under my hand this _____ day of ___________________, 2021.

_______________________________

Notary Public

My commission expires: ___________________

I HEREBY CERTIFY, that the forgoing General Warranty Deed was prepared by or under the supervision of the undersigned, an attorney licensed to practice law by the Court of Appeals of Maryland.

______________________________

Raymond Daniel Burke

Baker, Donelson, Bearman

     Caldwell & Berkowitz

100 Light Street, 19th Floor

Baltimore, Maryland 21202

410-862-1192

rburke@bakerdonelson.com

Exhibit A

LEGAL DESCRIPTION

Parcel ID: 02218542

Address: 431 Aviation Way, Frederick , MD 21701

BEING all of the real estate described and conveyed to Southern Research Institute by deed dated January 30, 1990, from Frederick Business Properties Company, and recorded in the Land Records of Frederick County, Maryland at Book 1620, Page 1023.

AND BEING all of the real estate described and conveyed to Frederick Business Properties Company from Aircraft Owners and Pilots Association, and recorded in the Land Records of Frederick County, Maryland at Book 1386, Page 942.

Exhibit B

PERMITTED EXCEPTIONS

EXHIBIT E

OMNIBUS BILL OF SALE, ASSIGNMENT AND ASSUMPTION

THIS OMNIBUS BILL OF SALE, ASSIGNMENT AND ASSUMPTION (this “Assignment”) is made as of ________, 2021 by and between SOUTHERN RESEARCH INSTITUTE, an Alabama non-profit corporation, having an address at 2000 Ninth Avenue South, Birmingham, AL 35205(“Assignor”) and TONIX PHARMACEUTICALS HOLDING CORP, a Nevada corporation, having an address at 509 Madison Avenue, Suite 306, New York, NY 10022 (“Assignee”).

R E C I T A L S:

A.       Effective contemporaneously herewith, Assignor has conveyed to Assignee certain real property described on Exhibit “A” (the “Real Property”) located in Frederick, Maryland pursuant to the terms of that certain Agreement of Purchase and Sale, dated as of July 26, 2021, by and between Assignor and Assignee (as the same may have been amended, modified or assigned, the “Sale Agreement”).

B.       In connection with the conveyance of the Real Property, Assignor has agreed to transfer, convey and assign to Assignee all of Assignor’s right, title and interest in and to (a) all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights of way in, on, across, in front of, contiguous to, abutting or adjoining the Real Property; (b) any and all buildings, structures, fixtures and other improvements now or hereafter erected on the Real Property (“Improvements”); (c) any and all personal property used in the operation, maintenance or ownership of the Real Property including without limitation the Equipment (as defined in the Sale Agreement); (d) all water (including riparian, drilling and pumping), sewer, development, and other rights or any nature appurtenant to the Real Property or the Improvements; (e) all permits, licenses, approvals, authorizations issued by any governmental authority in connection with the Property or the Improvements (as opposed to the Equipment), (f) the Permits (as defined in the Sale Agreement) listed on Schedule A attached hereto (collectively, the “Other Property”).

NOW, THEREFORE, in consideration of the purchase of the Property and of the mutual covenants herein set forth and for Ten Dollars ($10.00) and other good and valuable consideration, the parties hereto agree as follows:

1.                  Assignment. Assignor hereby sells, assigns, and transfers to Assignee all of Assignor’s right, title and interest in and to the Other Property.

2.                  Assumption. Assignee hereby assumes all of Assignor’s rights and obligations in respect of the Other Property from and after the date hereof.

3.                  Permits. [OPEN]1

1 Note: Any permit specific considerations can be built-in here at closing.

4.                  Successors and Assigns. This Assignment shall be binding on the successors and assigns of Assignor. Assignor shall execute such further and additional documents as may be necessary to evidence or carry out the provisions of this Assignment.

5.               Representation or Warranty. This Assignment is made without representation or warranty by Assignor, except as set forth in the Sale Agreement.

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IN WITNESS WHEREOF, Assignor has executed or have caused this Assignment to be properly executed on the day and year set forth above.

ASSIGNOR:

SOUTHERN RESEARCH INSTITUTE,

An Alabama non-profit corporation

By:

Name:

Title:

ASSIGNEE:

TONIX PHARMACEUTICALS HOLDING CORP., a Nevada corporation,

By:

Name:

Title:

Schedule A

Permits

EXHIBIT F

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by SOUTHERN RESEARCH INSTITUTE, an Alabama non-profit corporation (“Seller”), under penalties of perjury, the undersigned hereby certifies the following on behalf of Seller:

1.       Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or non-resident alien (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and

2.       Seller is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Income Tax Regulations; and

3.       Seller’s U.S. employer taxpayer identification number is 63-0288868; and

4.       Seller’s office address is 2000 Ninth Avenue South, Birmingham, AL 35205.

Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, Seller declares that it has examined this certification and to the best of Seller’s knowledge and belief it is true, correct and complete, and that the individual executing this certification has authority to sign this document on behalf of Seller.

Dated:                          , 2021.

SOUTHERN RESEARCH INSTITUTE,

An Alabama non-profit corporation

By:

Name: Joshua D. Carpenter, Ph.D.

Title: President and Chief Executive Officer

STATE OF ALABAMA	§
§
COUNTY OF JEFFERSON	§

On                         , 2021, before me, the undersigned, a notary public in and for said State, personally appeared Joshua D. Carpenter, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that, by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

____________________________, Notary Public

My Commission Expires:

_____________________

EXHIBIT G

PERMITS